Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Roxane Barry - Investor Relations 972.605. 6420 roxane.barry@eds.com

FOR RELEASE:  3:00 PM CENTRAL TIME, WEDNESDAY, FEBRUARY 6, 2008

EDS Reports Fourth Quarter and Full-Year 2007 Results

  Fourth quarter adjusted EPS of 55 cents, up 17% versus a year ago; fourth quarter 2007 GAAP EPS of 36 cents
  Full-year 2007 adjusted EPS of $1.56, up 58% versus 2006;
  2007 GAAP EPS of $1.35
  Fourth quarter revenues of $5.83 billion, up 2% versus a year ago
  Full-year 2007 revenue of $22.1 billion versus $21.3 billion for 2006
  Fourth quarter free cash flow of $563 million, up 44 percent versus a year ago

PLANO, Texas - EDS today reported fourth quarter 2007 adjusted net income of $295 million, or 55 cents per share, versus fourth quarter 2006 adjusted net income of $254 million, or 47 cents per share. Fourth quarter 2007 net income, in accordance with U.S. GAAP, was $189 million, or 36 cents per share, versus $217 million, or 40 cents per share, in the prior year's fourth quarter (A statement reconciling GAAP and adjusted results is included in this release).

Fourth quarter revenue increased 2 percent to $5.83 billion from $5.70 billion in the year-ago quarter(1). Fourth quarter revenue decreased 3 percent on an organic basis, which excludes the impact of currency fluctuations, acquisitions and divestitures.

"EDS posted a solid fourth quarter to end a year of operational progress in 2007," said Ron Rittenmeyer, EDS chairman, president and CEO. "We continued to improve our competitiveness and made progress toward our financial goals."

EDS signed $6.1 billion in contracts in the fourth quarter 2007, versus $7.6 billion in the year-ago quarter. Fourth quarter 2007 signings included seven contracts with values greater than $100 million.

Second-half 2007 total contract value was $11.8 billion, representing EDS' best second-half signings' performance since 2001, and the overall 2008 sales pipeline is up 10 percent versus the year-ago period, showing strength in both IT outsourcing and applications.

"We are pleased with recent booking trends," Rittenmeyer said. He noted that a number of large contracts for which EDS was down-selected to one moved from the fourth quarter of 2007 into 2008.

Significant fourth quarter signings included a new contract to deliver infrastructure services to Bristol-Myers Squibb; a Medicaid contract extension with the State of Indiana leveraging EDS' leading-edge interChange Health System; and an IT services contract with Continental Airlines.

EDS continued its focus on the sale of applications services in the fourth quarter, signing $1.8 billion in contracts representing 30 percent of total contract value for the quarter. For the full year, applications services represented 32 percent of total contracts sold.

The company continued to build its presence in applications services with the fourth quarter launch of EDS' Global SAP Consulting Practice and the launch of a Global Testing Practice. In addition, EDS enhanced its applications business with the acquisition of a majority interest in Saber Solutions, a leading provider of software and solutions to U.S. state and local governments.

Fourth quarter 2007 operating margin was 7.3 percent on an adjusted basis versus 6.8 percent in the year-ago quarter (See discussion of adjusted operating margin under "Non-GAAP Financial Measures" below).

Free cash flow was $563 million in the fourth quarter of 2007, up 44 percent from the year-ago period (See discussion of free cash flow under "Non-GAAP Financial Measures" below).

Fourth Quarter Results by Segment

  Americas: Fourth quarter revenue was $2.59 billion, down 8 percent compared to the prior-year period. Operating profit was $394 million, down 28 percent from $547 million in the prior-year period, driven primarily by the previously disclosed Verizon contract termination.

  EMEA: Fourth quarter revenue was $1.77 billion, up 3 percent compared to the prior-year period. Operating profit was $352 million, up 15 percent from $307 million in the prior-year period.

  Asia Pacific: Fourth quarter revenue was $478 million, up 16 percent compared to the prior-year period. Operating profit was $71 million, up 41 percent from $50 million in the prior-year period, driven primarily by MphasiS and improved contract performance in the region.

  U.S. Government: Fourth quarter revenue was $624 million, flat compared to the prior-year period. Operating profit was $92 million, down 34 percent from $139 million in the prior-year period, due primarily to contractual price reductions.

All segment comparisons are at constant currency, exclude corporate expenses and include intersegment transactions.

Full-Year 2007 Results

EDS' 2007 adjusted net income was $828 million, or $1.56 per share, compared to adjusted net income of $522 million, or $0.99 per share in 2006. Full-year 2007 net income, in accordance with U.S. GAAP, was $716 million, or $1.35 per share, versus net income of $470 million, or $0.89 per share, in 2006.

Full-year 2007 adjusted net income and EPS exclude costs related to the company's fourth quarter 2007 early retirement offer of $154 million, or $0.18 per share, net after-tax losses associated with discontinued operations of $13 million and pre-tax items as follows: a write-off of acquired in-process research and development of $6 million and a reversal of previously recognized restructuring expenses of $4 million. Full-year 2006 adjusted net income excluded net after-tax losses associated with discontinued operations of $29 million, a pre-tax loss on divestitures of $22 million, and a reversal of previously recognized restructuring expenses of $7 million.

Full-year 2007 total revenue increased 4 percent to $22.1 billion from total revenue of $21.3 billion in 2006.

Full-year 2007 total contract value was $19.5 billion, down 26 percent from $26.5 billion the prior year. Excluding the multibillion dollar contract renewals with General Motors and the U.S. Navy in 2006, total contract value increased 2 percent year-over-year. In 2007, EDS signed 28 mega-deals with total contract values greater than $100 million versus 26 mega-deals in 2006. New logos accounted for $3.5 billion of total contract value in 2007.

Full-year 2007 free cash flow increased to $892 million, from $887 million for full-year 2006.

"EDS enters 2008 a stronger and more competitive company," said Rittenmeyer. "Our financial priorities include driving sustainable operating margin and free cash flow improvement, building on our strong presence in ITO, continuing to enhance our capabilities in higher-margin applications services, and expanding and improving our Best Shore® global delivery. At the same time, we will always maintain our relentless focus on operational excellence, quality and our 'zero outage' goal for clients."

2008 Guidance

•    Revenue growth of approximately 2 percent.

•    Adjusted EPS of approximately $1.35 (see discussion of adjusted EPS under "Non-GAAP Financial Measures" below).

•    Free cash flow of approximately $900 million.

•    Total contract value in excess of $20 billion.

Additional details regarding 2008 guidance will be provided at EDS' Securities Analyst Conference on February 19.

Conference Call

EDS' earnings conference call will be broadcast live on the Internet today at 4:00 p.m. Central time (5:00 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  The call and financial information will be archived for 30 days at www.eds.com/call.

(1)    Excludes discontinued operations for all periods presented.

About EDS

EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients.  EDS founded the information technology outsourcing industry 45 years ago.  Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.  Learn more at eds.com.

The statements in this news release that are not historical statements, including statements regarding financial guidance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond EDS' control, which could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see EDS' 2006 Form 10-K filed March 1, 2007.  EDS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted operating margin, net income, earnings per share (EPS), and free cash flow.

Adjusted operating margin, net income and EPS exclude the impact of certain amounts, specifically asset write-offs and other uncapitalized costs associated with acquisitions, earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense, charges to earnings attributable to early retirement offers, and other identified items that management believes are not reflective of EDS' core operating business.  Such amounts may have a material impact on EDS' operating margin, net income and EPS.  Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP results to adjusted results for the three and twelve months ended December 31, 2007 and 2006.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures.  Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases.  Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents.  Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net change in cash and cash equivalents for the twelve months ended December 31, 2007 and 2006.

EDS may not define adjusted operating margin, net income, EPS or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures.  To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Revenues(1)(2)	$5,832	$5,704	$22,134	$21,268

Costs and expenses
Cost of revenues	4,892	4,836	18,936	18,579
Selling, general and administrative	512	479	1,910	1,858
Other operating expense(3)	157	21	156	15
Total costs and expenses, net	5,561	5,336	21,002	20,452

Operating income	271	368	1,132	816

Interest expense	(56)	(58)	(225)	(239)
Interest income and other, net	56	45	182	179
Other income (expense), net	-	(13)	(43)	(60)

Income from continuing operations before income taxes	271	355	1,089	756

Provision for income taxes	76	128	360	257
Income from continuing operations	195	227	729	499
Loss from discontinued operations, net of income taxes(4)	(6)	(10)	(13)	(29)
Net income	$189	$217	$716	$470

Basic earnings per share
Income from continuing operations	$0.38	$0.44	$1.42	$0.96
Loss from discontinued operations	(0.01)	(0.02)	(0.02)	(0.05)
Net income	$0.37	$0.42	$1.40	$0.91

Diluted earnings per share
Income from continuing operations	$0.37	$0.42	$1.37	$0.94
Loss from discontinued operations	(0.01)	(0.02)	(0.02)	(0.05)
Net income	$0.36	$0.40	$1.35	$0.89

Weighted-average shares outstanding
Basic earnings per share	512	517	512	519
Diluted earnings per share	542	549	542	529

Cash dividends per share	$0.05	$0.05	$0.20	$0.20

 Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

(1)	Revenues for the year ended December 31, 2007 includes $225 million related to the termination of the Company's IT services contract with Verizon.
(2)

Revenues for the year ended December 31, 2006 includes product revenue for dedicated equipment of approximately $116 million related to a modification of the Company's contract with the Department of Navy, which includes the U.S. Navy and Marine Corps.

(3)

Other operating expense for the three months and year ended December 31, 2007 includes approximately $154 million related to an early retirement offer. Approximately 2,400 employees accepted the offer which provided enhanced retirement benefits payable through normal payment options under the EDS Retirement Plan.

(4)

Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and the maintenance, repair and operations (MRO) management services business which was sold in March 2007.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS

(unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Net income	$189	$217	$716	$470
Adjusting items, pre-tax:
Early retirement offer	154	-	154	-
Acquired in-process R&D	6	-	6	-
Restructuring reversal	(3)	(2)	(4)	(7)
Net loss on divestitures	-	23	-	22
Tax effect of adjusting items	(58)	6	(58)	8
Adjusting items, net of income taxes	99	27	98	23
Loss from discontinued operations	6	10	13	29
Other, rounding	1	-	1	-
Adjusted net income	$295	$254	$828	$522

Diluted earnings per share
Net income	$0.36	$0.40	$1.35	$0.89
Adjusting items	0.19	0.05	0.19	0.04
Loss from discontinued operations	0.01	0.02	0.02	0.05
Other, rounding	(0.01)	-	-	0.01
Adjusted net income	$0.55	$0.47	$1.56	$0.99

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(unaudited, in millions)

	December 31,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$3,139	$2,972
Marketable securities	55	45
Accounts receivable, net	3,603	3,647
Prepaids and other	958	866
Deferred income taxes	690	727
Total current assets	8,445	8,257

Property and equipment, net	2,489	2,179
Deferred contract costs, net	984	807
Investments and other assets	1,099	636
Goodwill	5,092	4,365
Other intangible assets, net	929	749
Deferred income taxes	186	961
Total assets	$19,224	$17,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$605	$677
Accrued liabilities	2,616	2,689
Deferred revenue	1,473	1,669
Income taxes	54	72
Current portion of long-term debt	168	127
Total current liabilities	4,916	5,234

Pension benefit liability	989	1,404
Long-term debt, less current portion	3,209	2,965
Minority interests and other long-term liabilities	419	455
Shareholders' equity	9,691	7,896
Total liabilities and shareholders' equity	$19,224	$17,954

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(unaudited, in millions)

	Years Ended
	December 31,
	2007	2006
Net cash provided by operating activities(1)	$2,041	$1,933

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	-	2,793
Proceeds from investments and other assets	67	264
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(49)
Net proceeds from real estate sales	28	49
Payments for purchases of property and equipment	(725)	(729)
Payments for investments and other assets	-	(94)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(461)	(361)
Payments for purchases of software and other intangibles	(378)	(427)
Payments for purchases of marketable securities	(4)	(1,514)
Other	34	35
Net cash used in investing activities	(1,386)	(33)

Cash Flows from Financing Activities
Proceeds from long-term debt	13	-
Payments on long-term debt	(17)	(213)
Capital lease payments	(175)	(144)
Purchase of treasury stock	(391)	(667)
Employee stock transactions	155	285
Dividends paid	(102)	(104)
Other	13	9
Net cash used in financing activities	(504)	(834)
Effect of exchange rate changes on cash and cash equivalents	16	7
Net increase in cash and cash equivalents	167	1,073
Cash and cash equivalents at beginning of period	2,972	1,899
Cash and cash equivalents at end of period	$3,139	$2,972

(1)  Depreciation and amortization and deferred cost charges were $1,441 million and $1,337 million for the years ended December 31, 2007 and 2006, respectively.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(unaudited, in millions)

	Years Ended
	December 31,
	2007	2006
Net cash provided by operating activities	$2,041	$1,933

Capital expenditures:
Proceeds from investments and other assets	67	264
Net proceeds from real estate sales	28	49
Payments for purchases of property and equipment	(725)	(729)
Payments for investments and other assets	-	(94)
Payments for purchases of software and other intangibles	(378)	(427)
Other investing activities	34	35
Capital lease payments	(175)	(144)
Total net capital expenditures	(1,149)	(1,046)
Free cash flow	892	887

Other investing and financing activities:
Proceeds from sales of marketable securities	-	2,793
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(49)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(461)	(361)
Payments for purchases of marketable securities	(4)	(1,514)
Proceeds from long-term debt	13	-
Payments on long-term debt	(17)	(213)
Purchase of treasury stock	(391)	(667)
Employee stock transactions	155	285
Dividends paid	(102)	(104)
Other financing activities	13	9
Effect of exchange rate changes on cash and cash equivalents	16	7
Net increase in cash and cash equivalents	$167	$1,073